EXHIBIT 107

Calculation of Filing Fee Table

F-10

(Form Type)

SolarBank Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares		(1)	(2)	—	—	—
	Debt	Debt Securities		(1)	(2)	—	—	—
	Other	Subscription Receipts		(1)	(2)	—	—	—
	Other	Share Purchase Contracts		(1)	(2)	—	—	—
	Other	Units		(1)	(2)	—	—	—
	Other	Warrants		(1)	(2)	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$146,434,324 (1) (3)	$147.60 per $1,000,000	$21,613.71
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$146,434,324 (1) (3)		$21,613.71
	Total Fees Previously Paid							N/A
	Total Fee Offsets							$0
	Net Fee Due							$21,613.71

(1) There are being registered under the Registration Statement to which this exhibit pertains an indeterminate number of common shares, debt securities, subscription receipts, share purchase contracts, units, and warrants of SolarBank Corporation (the “Registrant”), and a combination of such securities, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$146,434,324 (converted from Cdn.$200,000,000 at an exchange rate of Cdn.$1.3658 = US$1.00, which was the daily exchange rate as reported by the Bank of Canada on April 29, 2024). The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The securities which may be offered pursuant to the Registration Statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar transactions.

(2) The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.